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                                                                     Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                OF MEDAIRE, INC.

1. The name of the Corporation is MEDAIRE, INC.

2. Its principal office in the State of Nevada is located at 6100 Neil Road, Suite 500, Reno, Washoe County, Nevada 89511. The name and address of the its resident agent is the Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

3. The purpose for which the Corporation is organized is the transaction of any and all lawful activities for which corporations may be incorporated under the laws of the State of Nevada, as the same may be amended from time to time.

4. The total authorized capital stock of the Corporation is One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share ("Common Stock"), and Ten (10,000,000) shares of preferred stock, $0.001 par value per share ("Preferred Stock"). Such shares may be issued by the Corporation from time to time for such consideration as may by the Board of Directors.

     As to the Preferred Stock of the Corporation, the power to issue any shares of Preferred Stock of any class or any series of any class and designations, voting powers, participating, optional or other rights, if any, or the qualifications, limitations, or restrictions thereof shall be determined by the Board of Directors.

5. The governing board of this Corporation shall be known as Directors, and the number of Directors may from time to time be increased up to nine (9) or decreased in such laws of the Corporation, The number of Directors that shall comprise the initial Board of Directors of the Corporation shall be one (1).

     The name and mailing address of the initial directors, each of whom is to serve until their successor is elected and qualified, are:

Name                    Post Office Address
----                    -------------------
Joan Sullivan Garrett   80 E. Rio Salado Parkway, Suite 610,
                        Tempe, AZ 85281

6. The capital stock of the Corporation shall have no pre-emptive rights except as set forth in any Certificate of Designation fled with the Nevada Secretary of State by the Corporation.

     The capital stock, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

7. The name and post office address of each of the incorporators signing the Articles of Incorporation are as follows:

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
Name                    Post Office Address
----                    -------------------
Joan Sullivan Garrett   80 E. Rio Salado Parkway, Suite 610,
                        Tempe, AZ 85281

8. The Corporation is to have perpetual existence.

9. The fiscal year of the Corporation shall initially end on December 31 and begin on January 1 of each year; provided, however, that such date may be changed from time to time as determined by the Board of Directors to be in the best interest of the Corporation.

10. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Nevada statutes or the rules and regulations promulgated thereunder) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

11. To the fullest extent permitted by the laws of the State of Nevada, as the same exist or may hereinafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stakeholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained herein shall eliminate or limit the liability of a director or officer of the Corporation to the extent provided by applicable laws (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (ii) for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300. The limitation of liability provided herein shall continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director's or officer's term or terms of office. No repeal, amendment or modification of Section 78.300, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment or

12. The Corporation shall indemnify, defend or hold harmless any person who incurs expenses, claims, damages or liability by reason of the fact that he or she is, or was, an officer or director of the Corporation, to the fullest extent allowed pursuant to Nevada law.

13. Pursuant to Nevada Revised Statutes Section 78.378, the Corporation elects not to be governed by the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, as the same may be amended from time to time; and further, pursuant to Nevada Revised Statutes Section 78.434, the Corporation elects not to be governed by the provisions of Nevada Revised Statutes Sections
78.411 to 78.444, inclusive, as the same may be amended from time to time.

14. Any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) shall be subject to the following requirements:

     (a) In addition to any affirmative vote required by law or these Articles of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in paragraph (b) of this Article 15, a Business Combination involving an Interested Stockholder or

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any Affiliate or Associate (as hereinafter defined) of any Interested
Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

     (b) The provisions of paragraph (a) of this Article 15 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the conditions specified in both Paragraphs 1 and 2 are met:

          1. The Business Combinations shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of or announcement of or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

          2. All of the following conditions shall have been met:

               A. The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

                    (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which such person became an Interested Stockholder (the "Determination Date"), whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock; and

                    (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

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               B. The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

                    (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class n the two-year period immediately prior to the Announcement Date or (y) in the transaction in which such person became an Interested Stockholder, whichever for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

                    (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock.

               The provisions of this Paragraph (b)(2)(B) shall be required to be met with respect to every class or series of outstanding Capital Stock whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

               C. The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with the Interested Stockholder's direct or indirect acquisition of beneficial ownership of shares of such class or r shares of any class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

               D. After the Determination Date and prior to the consummation of such Business Combination: (i) except as provided by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefore any dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Stockholder shall

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not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage of beneficial ownership of any class or series of Capital Stock.

               E. After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of in connection with such Business Combination or otherwise

               F. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capita! Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

               G. Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

          (c) For the purposes of this Article 15:

               1. The term "Business Combination" shall mean:

                    A. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

                    B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or

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securities or commitments of the Corporation, any Subsidiary or any Interested
Stockholder or any Affiliate or Associate of any Interested Stockholder which, together with all other such arrangements (including all contemplated future events) has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than ten percent (10%) of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities, obligations and/or commitments constituting any Substantial Part; or

               C. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any amendment to these Articles of Incorporation or the Bylaws proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

               D. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

               E. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses A to D.

          2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article 4 of these Articles of Incorporation.

          3. The term "person" shall mean any individual, firm, Corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

          4. The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question, was the

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beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the hollers of all the then outstanding shares of Voting Stock.

          5. A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates Or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
(c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Subsection (c), the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          6. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b2 under the Act as in effect on the date that these Articles of Incorporation are accepted for fling by the Nevada Secretary of State (the term "registrant" in said Section 12b-2 meaning in this case, the Corporation).

          7. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Subsection (c), the term "Subsidiary" shall mean only a company of which a majority of wholly owned by the Corporation.

          8. The term "Continuing Director" means (i) any member ofthe Board of Directors on the date of the fling of these Articles of Incorporation with the Nevada Secretary of State, and (ii) any member of the Board of Directors who thereafter becomes a member of the Board of Directors while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and (iii) a successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

          9. The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Act on which such stock is r, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such

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stock during the 30-day period immediately preceding the date in he Nasdaq
National Market or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as priority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question faith by a majority of the Continuing Directors.

          10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received," as used in Subsection (b) of this Article 15, shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

          11. The term "Voting Stock" means stock of any class or series entitled to vote generally in the election of directors.

     (d) A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article 15 on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock or other securities beneficially owned by any person, (3) whether a person is an Affiliate or Associate, (4) whether the proposed action is with, or proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (5) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more and (6) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

     (e) Nothing contained in this Article 15 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     (f) The fact that any Business Combination complies with the provisions of Subsection (b) of this Article 15 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     (g) For the purposes of this Article 15, a Business Combination or any proposal to amend, repeal or adopt any provision of these Articles of Incorporation inconsistent with this Article 15 (collectively, the "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (1) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (2) such interested Stockholder, Affiliate, Associate or person votes for or consents to the

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adoption of any such Proposed Action, unless as to such Interested Stockholder,
Affiliate, Associate or person, a majority of the Continuing Directors makes a good faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

     15. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or in the Bylaws of the Corporation, in the manner now or hereafter previously prescribed by statute, and all rights conferred upon stockholders in are granted subject to reservation; provided, however, that notwithstanding anything to the contrary in these Articles of Incorporation, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of stock of this Corporation entitled to vote shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, these Articles of Incorporation.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Lave of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the fact herein stated are true, and accordingly have hereunto set our hands this 9th day of October, 2002.

                                        /s/ Joan Sullivan Garrett
                                        ----------------------------------------
                                        Joan Sullivan Garrett

STATE OF ARIZONA   )
                   ) ss.
COUNTY OF MARICOPA )

     On this 9th day of October, 2002, before me, a Notary Public, personally appeared Joan Sullivan Garrett, who acknowledged that she executed the above instrument.

                                        /s/ Lee Patrick
                                        ----------------------------------------
                                        Notary Public

My Commission Expires: July 7, 2005
                       ---------------------------